Exhibit 4.22

Execution Version

SERIES A-16 PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES A-16 PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on May 12, 2015 as amended and restated on February 5, 2016 by and among:

1.                                      Xiaoju Kuaizhi Inc., an exempted company incorporated under the Laws of Cayman Islands (the “Company”),

2.                                      WB Online Investment Limited (“Weibo” or the “Investor”), and

3.                                      each other Person listed on schedules.

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.                                    The Investor wish to invest in the Company by subscribing for 7,485,321 Series A-16 Preferred Shares in aggregate to be issued by the Company at the Closing pursuant to the terms and subject to the conditions of this Agreement.

B.                                    The Company wishes to issue and sell to the Investor 7,485,321 Series A-16 Preferred Shares in aggregate at the Closing pursuant to the terms and subject to the conditions of this Agreement.

C.                                    The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.                                      Definitions. The defined terms shall have the meanings ascribed to them in the schedules to this Agreement.

2.                                      Purchase and Sale of Shares.

2.1                               Authorization

Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Weibo agrees to, subscribe for and purchase, and the Company agrees to issue and sell to Weibo, 7,485,321 Preferred Shares for an aggregate purchase price of US$ 142,000,000.

2.2                               Closing

(i)                                     Closing.  The consummation of the sale and issuance of the Preferred Shares pursuant to Section 2.1 (the “Closing”) shall take place remotely via the exchange of documents and signatures within fifteen (15) Business Days after all closing conditions specified in Section 5 and Section 6 hereof have been waived or satisfied, or at such other time and place as the Company and Weibo shall mutually agree in writing.

(ii)                                  Deliveries by the Company at Closing.  At the Closing with respect to issuance and sale of Preferred Shares to Weibo, in addition to any items the delivery of which is made an express condition to Weibo’s obligations at its Closing pursuant to Section 5, the Company shall deliver to Weibo an updated register of members of the Company, certified by the registered agent of the Company, reflecting the issuance to Weibo of the Preferred Shares being purchased by Weibo at the Closing pursuant to Section 2.1.  Within five (5) Business Days of the Closing, the Company shall deliver to Weibo a duly executed share certificate issued in the name of Weibo representing the Preferred Shares being issued to Weibo at the Closing.

(iii)                               Deliveries by the Investor at Closing.  At the Closing with respect to issuance and sale of Preferred Shares to Weibo, subject to the satisfaction or waiver of all the conditions set forth in Section 5 below, Weibo shall pay the Purchase Price for the Preferred Shares being purchased by it by wire transfer of immediately available funds in U.S. dollars to an account designated by the Company, such payment to be evidenced by delivery to the Company of a copy of the irrevocable wiring instructions or other evidence reasonably satisfactory to the Company.

2.3                               Use of Proceeds.

(i)                                     Subject to the terms of this Agreement, the Company shall use the proceeds from the issuance and sale of the Preferred Shares (the “Proceeds”) for purpose of business expansion, capital expenditures and general working capital needs of the Group Companies.  The Proceeds shall not be used in the payment of any debts or obligations of any Group Company or its subsidiaries or in the repurchase or cancellation of securities held by any shareholders of the Group Companies or for any other purpose.

(ii)                                  The Company shall not directly or indirectly use the Proceeds it receives pursuant to this Agreement, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person for the purpose of funding or facilitating any activities or business of or with any Person towards any sales or operations in Cuba, Iran, Syria, Sudan, the Democratic People’s Republic of Korea, or any other country sanctioned by the Office of Foreign Asset Control of the U.S. Treasury (“OFAC”) or for the purpose of funding any operations or financing any investments in, or make any payments to, any Prohibited Person.

3.                                      Representations and Warranties of the Warrantors.  Subject to such exceptions as may be specifically set forth in the schedules delivered by the Company to Weibo as of the date hereof, the Company represents and warrants to Weibo that each of the statements contained in this Section 3 and schedules is true and correct as of the date of this Agreement, and that each of such statements shall be true and correct on and as of the date of the Closing, with the same effect as if made on and as of the date of the Closing.

3.1                               Organization, Good Standing and Qualification.  Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations under the Transaction Documents to which it is a party.  Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction. Each Group Company that is a PRC entity has a valid business license issued by the SAIC or its local branch or other relevant Governmental Authorities (a true and complete copy of which has been delivered to the Investor), and has, since its establishment, carried on its business in compliance with the business scope set forth in its business license.

3.2                               Capitalization and Voting Rights.

(i)                                                     Issuance and Status.  All presently outstanding Equity Securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable Contracts. All share capital or registered capital, as the case may be, of each Group Company have been duly and validly issued, are fully paid (or subscribed for) and non-assessable, and are and as of the Closing shall be free of any and all Liens (except as provided in the Transaction Documents, the Control Documents and applicable Laws).  No share capital or registered capital of any Group Company was issued or subscribed to in violation of the preemptive rights of any Person, terms of any Contract, or any Laws, by which each such Group Company at the time of issuance or subscription was bound.  Except as contemplated under the Transaction Documents, there are no (a) resolutions pending to increase the share capital or registered capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company, nor has any distress, execution or other process been levied against any Group Company, (b) dividends which have accrued or been declared but are unpaid by any Group Company, (c) obligations, contingent or otherwise, of any Group Company to repurchase, redeem, or otherwise acquire any Equity Securities, or (d) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company.  All dividends (if any) or distributions (if any) declared, made or paid by each Group Company, and all repurchases and redemptions of Equity Securities of each Group Company (if any), have been declared, made, paid, repurchased or redeemed, as applicable, in accordance with its Charter Documents and all applicable Laws.

3.3                               Corporate Structure; Subsidiaries.  The Company has disclosed the complete structure chart showing each of the Group Companies and indicating the ownership and Control relationships among all Group Companies, or a description of such structure with such ownership and Control relationships, the nature of the legal entity which each Group Company constitutes, the jurisdiction in which each Group Company was organized, and each jurisdiction in which each Group Company is required to be qualified or licensed to do business as a foreign Person.  No Group Company owns or Controls, or has ever owned or Controlled any Equity Security, interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person.

3.4                               Authorization.  Each party hereto (other than the Investor) has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder.  All action on the part of each party to the Transaction Documents (other than the Investor) (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents, the performance of all obligations of each such party, and, in the case of the Company, the authorization, issuance (or reservation for issuance), sale and delivery of the Preferred Shares and the Conversion Shares, has been taken or will be taken prior to the Closing. Each Transaction Document has been duly executed and delivered by each party thereto (other than the Investor) and constitutes valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5                               Valid Issuance of Shares.  The Preferred Shares, when issued, delivered and paid for in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable Laws and under the Ancillary Agreements).  The Conversion Shares have been reserved for issuance and, upon issuance in accordance with the terms of the Memorandum and Articles, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities Laws and under the Ancillary Agreements). The issuance of the Preferred Shares and the Conversion Shares is not subject to any preemptive rights, rights of first refusal or similar rights.

3.6                               Consents; No Conflicts.  All Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in any case on the part of any party thereto (other than the Investor) have been duly obtained or completed (as applicable) and are in full force and effect.  The execution, delivery and performance of each Transaction Document by each party thereto (other than the Investor) do not, and the consummation by such party of the transactions contemplated thereby will not (i) result in any violation of, be in conflict with, or constitute a default under, require any Consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any material obligation of any Group Company) or cancellation under, any Governmental Order, any provision of the Charter Documents of any Group Company, any applicable Laws (including without limitation, Order No. 10 and the SAFE Rules and Regulations), or any Material Contract or (ii) result in the creation of any Lien upon any of the properties or assets of any Group Company other than Permitted Liens.

3.7                               Offering.  Subject in part to the accuracy of the Investor’s representations set forth in Section 4 of this Agreement, the offer, sale and issuance of the Preferred Shares are, and the issuance of the Conversion Shares will be, exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any other applicable securities Laws.

4.                                      Representations and Warranties of the Investor.  Weibo hereby severally, but not jointly, represents and warrants to the Company that:

4.1                               Organization, Good Standing and Qualification.  Weibo is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power to perform each of its obligations under the Transaction Documents to which it is a party.

4.2                               Authorization.  Weibo has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder.  All action on the part of Weibo necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, has been taken or will be taken prior to the Closing.  Each Transaction Document has been duly executed and delivered by the Investor (to the extent the Investor is a party), enforceable against the Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3                               Consents; No Conflicts.  All Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, on the part of the Investor have been duly obtained or completed (as applicable) and are in full force and effect.  The execution, delivery and performance of each of the Transaction Documents, and the consummation of the transactions contemplated thereby will not contravene with, breach or violate any provision of the Charter Documents of the Investor, any applicable Laws or any Contracts to which the Investor is a party.

4.4                               Purchase for Own Account.  The Preferred Shares being purchased by  the Investor and the Conversion Shares thereof will be acquired for Weibo’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

4.5                               Status of Investor.  Weibo is either (i) an “accredited investor” within the meaning of the U.S. Securities and Exchange Commission (the “SEC”) Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act. The Investor has the Knowledge, sophistication and experience necessary to make an investment decision like that involved in the purchase of the Preferred Shares and can bear the economic risk of its investment in the Preferred Shares.

4.6                               Restricted Securities.  Weibo understands that the Preferred Shares and the Conversion Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein.  The Investor understands that the Preferred Shares and the Conversion Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Preferred Shares and the Conversion Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Investor acknowledges that the Company has no obligation to register or qualify the Preferred Shares or the Conversion Shares for resale except as set forth in the Shareholders Agreement.  The Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Preferred Shares and the Conversion Shares, and on requirements relating to the Company which are outside of Weibo’s control.

5.                                      Conditions of the Investor’s Obligations at the Closing.  The obligations of Weibo to consummate the Closing under Section 2 are subject to the fulfillment on or prior to the Closing, or waiver by the Investor, of the following conditions and those set forth in this Agreement:

(a)                                 Representations and Warranties.  Each of the representations and warranties of the Warrantors contained in Sections 3.1 to 3.5 shall have been true and correct when made and shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date.  Each of the other representations and warranties of the Warrantors contained in this Agreement shall, in all material respects, have been true and correct when made and shall, in all material respects, be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and correct in all material respects as of such particular date.  Notwithstanding the forgoing, any such representation and warranty shall be true and correct in all respects where such representation and warranty is qualified with respect to materiality.

(b)                                 Performance.  Each party to this Agreement (other than the Investor) shall have performed and complied with all obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by them in all material respects, on or before the Closing.

(c)                                  No Prohibition; Authorizations.  No provision of any applicable Laws shall prohibit the consummation of any transactions contemplated by the Transaction Documents. All Consents of any competent Governmental Authority or of any other Person that are required to be obtained by any Warrantor in connection with the consummation of the transactions that are required to be consummated prior to the Closing as contemplated by the Transaction Documents (including but not limited to those related to the formation of the Company, the lawful issuance and sale of the Preferred Shares, and any waivers of notice requirements, rights of first refusal, preemptive rights, put or call rights) shall have been duly obtained and effective as of the Closing, and evidence thereof shall have been delivered to the Investor.

(d)                                 Proceedings and Documents.  All corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including without limitation written approval from all of the then current holders of equity interests of each Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in accordance with the Transaction Documents, and the Investor shall have received all copies of such documents as it may reasonably request.

6.                                      Conditions of the Company’s Obligations at Closing.  The obligations of the Company to consummate the Closing under Section 2, unless otherwise waived in writing by the Company, are subject to the fulfillment on or before the Closing of each of the following conditions and those set forth in this Agreement:

(a)                                 Representations and Warranties.  The representations and warranties of the Investor contained in Section 4 shall, in all material respects, have been true and correct when made and shall be true and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date.

(b)                                 Performance.  The Investor shall have performed and complied with all covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Investor in all material respects on or before the Closing.

7.                                              Covenants; Miscellaneous.

7.1                            Covenants.

(i)                                     Actions.  The Company shall make commercially reasonable efforts to take such actions and execute such documents and instruments as set forth in this Agreement.

(ii)                                  SAFE Registration Amendment.  Each Security Holder, if required, shall, as soon as practicable after the date of the Closing, duly apply for any amended registration to reflect the Closing in compliance with the applicable SAFE Rules and Regulations.  Each Security Holder, if applicable, shall, at all times after the Closing, take such other actions and execute such other documents and instruments as may be advisable, necessary or reasonably requested by the Investor to fully comply with the applicable SAFE Rules and Regulations.

7.2                            Further Assurances.  Upon the terms and subject to the conditions herein, each of the Parties agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents, provided that except as expressly provided herein, no Party shall be obligated to grant any waiver of any condition or other waiver hereunder.

7.3                            Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions.  This Agreement and the rights and obligations therein can only be assigned with prior written consent of all Parties except that the Investor may assign their rights or obligations hereunder to its Affiliates without the prior written consent of the other Parties; provided that as a condition of such assignment, each successor or assignee shall agree in writing to be subject to each of the terms of this Agreement and shall be deemed to be a party hereto as if the signature of such successor or assignee appeared on the signature pages of this Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.4                            Governing Law.  This Agreement shall be governed by and construed under the Laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), without regard to principles of conflict of Laws thereunder.

7.5                            Dispute Resolution.

(i)             Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(ii)          The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.  There shall be one (1) arbitrator.  The HKIAC Council shall select the arbitrator, who shall be qualified to practice law in Hong Kong.

(iii)       The arbitral proceedings shall be conducted in English.  To the extent that the HKIAC Rules are in conflict with the provisions of this Section 7.5, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 7.5 shall prevail.

(iv)      Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(v)         The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi)      The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(vii)   Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(viii)                        During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

7.6                            Notices.  Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on the schedules (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 7.6).  Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day.  Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

7.7                            Survival of Representations, Warranties and Covenants; No Other Representations.

The representations and warranties of the Warrantors contained in this Agreement shall survive any investigation made by any party hereto, and the consummation of the transaction contemplated hereby for a period of twenty-four (24) months after the Closing, other than the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4 and 3.5 which shall survive the Closing and remain in full force and effect until the expiration of the applicable statute of limitation.   The covenants and agreements set forth herein shall survive the Closing until fully discharged in accordance with their terms, except for those covenants and agreements which shall be complied with or discharged prior to the Closing in accordance with the terms of this Agreement.

7.8                            Indemnity.

The Warrantors hereby agrees to jointly and severally indemnify and hold harmless Weibo, and Weibo’s employees and Affiliates from and against any and all Indemnifiable Losses suffered by Weibo, or the Investor’s employees and Affiliates, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by the Company in or pursuant to this Agreement or any of the other Transaction Documents, subject to the limitations set forth in this Agreement.

7.9                            Exclusive Remedy; Specific Performance.  Other than with respect to equitable remedies, such as specific performance, injunction and as permitted herein, with respect to the Investor, following the Closing, the indemnity provisions of Section 7.8 shall constitute the sole and exclusive legal remedy of the Investor and its respective Affiliates, directors, limited partners, members, stockholders, officers, employees and agents for any breach or nonperformance of any of the representations, warranties, covenants or agreements made by any Warrantors in or pursuant to any Transaction Documents, whether in contract, tort or otherwise, arising under or in connection with any Transaction Documents contemplated hereby or thereby.  No Person who was an officer, director or stockholder of any Group Company prior to the relevant Closing or any of their respective Affiliates shall have any liability to make any payment in respect of any breach of any representation or warranty or non-performance of any covenants or agreement made in or pursuant to the Transaction Documents, expect for the Warrantors’ indemnification obligations under Section 7.8 hereunder. Notwithstanding anything to the contrary set forth herein, the Parties acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

7.10       Fees and Expenses.  Each Party shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.

7.11       No Negotiation.  Unless with the consent of Weibo, from the date of this Agreement until the Closing, the Company shall deal exclusively with the Investor in connection with any investment in any Group Company or  the purchase of any assets from any Group Company, and shall not, and shall cause their respective Affiliates and any Person acting on behalf of them or any of their Affiliates not to, directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to or consider the merits of any inquiries or proposals from any Person (other than the Investor) relating to the transactions contemplated by this Agreement or any business combination transaction involving any Group Company, including the sale of shares (including in trust), the merger or consolidation of any Group Company, or the sale of all or any material portion of any Group Company’s business or assets, or the license of any material Intellectual Properties of any Group Company, or any comparable transaction or other transaction that would be inconsistent with the transactions contemplated by this Agreement.  From the date of this Agreement until the Closing, the Company shall notify the Investor of any such inquiry or proposal promptly upon receipt or awareness of the same, or the solicitation or initiation any such inquiry or proposal, by the Company, their respective Affiliates, or any Person acting on their behalf.

7.12        Confidentiality.

(i)            The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any Party hereto and by representatives of such Parties to any other Party hereof or any of the representatives of such Parties (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below.

(ii)           Notwithstanding the foregoing, each Party may disclose (i) the Confidential Information to its current or bona fide prospective investors, Affiliates and their respective employees, bankers, accountants or legal counsels who need to know such information, in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 7.12, (ii) such Confidential Information as is required to be disclosed pursuant to routine examination requests from Governmental Authorities with authority to regulate such Party’s operations, in each case as such Party deems appropriate in good faith, and (iii) the Confidential Information to any Person to which disclosure is approved in writing by the other Parties.  Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 7.12(iii) below.

(iii)          Except as set forth in Section 7.12(ii)  above, in the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, other Laws of any jurisdiction, or any applicable stock exchange rules or regulations) to disclose the existence of this Agreement or any Confidential Information, such party (the “Disclosing Party”) shall provide the other Parties with prompt written notice of that fact and shall consult with the other Parties regarding such disclosure.  At the request of any other Parties, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(iv)          Notwithstanding any other provision of this Section 7.12, the confidentiality obligations of the Parties shall not apply to: (i) information which a restricted party learns from a third party which the receiving party reasonably believes to have the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted party.

(v)           Notwithstanding the foregoing, no Group Company shall use the name or logo of the Investor in any manner, context or format (including but not limited to reference on or links to websites, press releases) without the prior written consent of the Investor, except for the fact of the equity investments and shareholding in the Group Companies by the Investor (and in any such case shall not disclose the aggregate or individual investment amounts, pricing or ownership percentage, or any of the term of the Transaction Documents).

(vi)          Except as required by Law or by any Governmental Authority or otherwise agreed in writing by all the Parties, no public release or public announcement concerning the relationship or involvement of the Parties in connection with the transactions contemplated under this Agreement shall be made by any Party.

7.13        Severability.  In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

7.14        Amendments and Waivers.  Any term of this Agreement may be amended, only with the written consent of all Parties.  Any amendment effected in accordance with this paragraph shall be binding upon each of the Parties.  Notwithstanding the foregoing, the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought.

7.15        No Waiver.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

7.16        Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

7.17        No Presumption.  The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.  If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

7.18        Headings and Subtitles; Interpretation.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  Unless a provision hereof expressly provides otherwise:  (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by, “but not limited to”, (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and “month” means calendar month, (viii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (ix) all references in this Agreement to designated schedules, exhibits and appendices are to the schedules, exhibits and appendices attached to this Agreement and shall constitute an integral part of the Agreement, (x) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xi) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, (xii) each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant, (xiii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards, (xiv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (xv) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, and (xvi) all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

7.19        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

7.20        Entire Agreement.  This Agreement and the Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof.

7.21        Use of English Language.  This Agreement has been executed and delivered in the English language.  Any translation of this Agreement into another language shall have no interpretive effect.  All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

7.22        No Fiduciary Duty.  The Parties acknowledge and agree that nothing in this Agreement or the other Transaction Documents shall create any fiduciary duty between the Investor or its Affiliates and any Group Company or its shareholders.

7.23        Aggregation of Shares. All shares held or acquired by Affiliates of the Investor shall be aggregated for purposes of determining the availability of any rights under this Agreement.

7.24        Termination.

(a)           Circumstance for Termination.  At any time prior to the Closing this Agreement may be terminated by written notice:

(i)    by the mutual written consent of the Parties; and

(ii)   by either of the Company with respect to the Investor or the Investor with respect to itself, if the Closing shall not have been consummated within 30 days from the date hereof, provided that the terminating Party is not, on the date of termination, in material breach of this Agreement..

(b)           Effect of Termination.  Unless otherwise provided herein, if this Agreement is terminated in accordance with Section 7.25(a), this Agreement shall become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the relevant Parties and there shall be no liability on the part of any relevant Party, except that the provisions of Sections 1, 7.2 to 7.25 shall survive the termination of this Agreement, provided, that such termination shall not release any Party from any liability that has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have under this Agreement or applicable Laws or which may arise out of or in connection with such termination.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

COMPANY:	Xiaoju Kuaizhi Inc.
/s/ Xiaoju Kuaizhi Inc.

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

WEIBO:	WB Online Investment Limited
/s/ WB Online Investment Limited